Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated April 25, 2024.

UBS AG $ Autocallable iShares® MSCI Emerging Markets ETF-Linked Medium-Term Notes due

The notes will not bear interest. The notes will mature on the stated maturity date (expected to be the second business day after the determination date) unless they are automatically called on the call observation date (expected to be between 12 to 14 months after the trade date). The notes will be automatically called on the call observation date if the closing level of the iShares® MSCI Emerging Markets ETF (the underlier) on such call observation date is equal to or greater than the initial underlier level, resulting in a payment on the call payment date (expected to be the second business day after the call observation date), for each $1,000 face amount of your notes, equal to (i) $1,000 plus (ii) the product of $1,000 times the call premium amount (set on the trade date and expected to be between 9.03% to 10.59%).

If your notes are not automatically called, the amount that you will be paid on your notes on the maturity date will be based on the performance of the underlier as measured from the trade date to and including the determination date (expected to be approximately 24 months after the trade date). If the final underlier level on the determination date is equal to or greater than the initial underlier level (set on the trade date and will be a level equal to the closing level of the underlier on the trade date), the return on your notes will be positive and you will receive, for each $1,000 face amount of your notes, the greater of (i) the threshold settlement amount (expected to be between $1,180.60 to $1,211.80 for each $1,000 face amount of your notes) and (ii) the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 200.00% times (b) the underlier return. If the final underlier level is less than the initial underlier level but equal to or greater than 80.00% of the initial underlier level, you will receive the face amount of your notes. If the final underlier level is less than 80.00% of the initial underlier level, the return on your notes will be negative. Specifically, you will lose 1% of the face amount of your notes for every 1% negative underlier return. You could lose your entire investment in the notes.

To determine your cash settlement amount, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●	if the underlier return is positive or zero (the final underlier level is greater than or equal to the initial underlier level), the greater of (1) the threshold settlement amount and (2) the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;
●	if the underlier return is negative but not below -20.00% (the final underlier level is less than the initial underlier level, but not more than 20.00%), $1,000; or
●	if the underlier return is negative and is below -20.00% (the final underlier level is less than the initial underlier level by more than 20.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” beginning on page 11 herein. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is expected to be between $939.50 and $969.50 per $1,000 face amount. The range of the estimated initial value of the notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 15 herein.

Original issue date:	, 2024	Original issue price:	100.00% of the face amount
Underwriting discount*:	2.00% of the face amount	Net proceeds to the issuer*:	98.00% of the face amount

* For additional information, see “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated , 2024

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of the final pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this document in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

●Underlier-Linked Notes product supplement dated May 31, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011974/ubs2000004209_424b2-06127.htm

●Index Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

●Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “notes” refer to the Autocallable iShares® MSCI Emerging Markets ETF-Linked Medium-Term Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated May 31, 2022, references to the “accompanying index supplement” mean the UBS index supplement dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” herein and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors concerning an investment in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that, if the notes are not automatically called and the final underlier level is less than the trigger level, has the same downside market risk of an investment in the underlier or in the stocks (the “underlier stocks”) and other assets (collectively, the “underlier constituents”) comprising the underlier.

♦You believe that the closing level will be equal to or greater than the initial underlier level on the call observation date or that the final underlier level will be equal to or greater than the initial underlier level on the determination date.

♦You understand and accept that your return on the notes is limited by the call premium amount if the notes are automatically called.

♦You are willing to invest in the notes based on the upside participation rate and if the call premium amount and threshold settlement amount were set equal to the bottom of their respective ranges indicated on the cover hereof (the actual call premium amount and threshold settlement amount will be determined on the trade date).

♦You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the underlier or the price of the underlier constituents.

♦You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlier.

♦You are willing to hold notes that may be subject to an automatic call and you are otherwise willing to hold the notes to maturity, a term expected to be approximately 24 months, and accept that there may be little or no secondary market for the notes.

♦You seek an investment with exposure to companies in emerging markets.

♦You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to guarantee a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment or are not willing to make an investment that, if the notes are not automatically called and the final underlier level is less than the trigger level, has the same downside market risk of an investment in the underlier or the underlier constituents.

♦You believe the closing level will be less than the initial underlier level on the call observation date and that the final underlier level will be less than the initial underlier level on the determination date.

♦You do not understand or are unwilling to accept that your return on the notes is limited by the call premium amount if the notes are automatically called.

♦You are unwilling to invest in the notes based on the upside participation rate and if the call premium amount and threshold settlement amount were set equal to the bottom of their respective ranges indicated on the cover hereof (the actual call premium amount and threshold settlement amount will be determined on the trade date).

♦You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the underlier or the price of the underlier constituents.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier.

♦You are unable or unwilling to hold notes that may be subject to an automatic call and you are otherwise willing to hold the notes to maturity, a term expected to be approximately 24 months, or you seek an investment for which there will be an active secondary market.

♦You do not seek an investment with exposure to companies in emerging markets.

♦You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific to Your Notes” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

KEY TERMS

Issuer: UBS AG, London Branch

Underlier: iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP” <Equity>)

Target index: MSCI Emerging Markets Index, as published by MSCI Inc. (“MSCI” or the “target index sponsor”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

●type of notes: notes linked to a single underlier

●averaging dates: not applicable

●cap level: not applicable

●buffer level: not applicable

●interest: not applicable

Face amount: Each note will have a face amount of $1,000; $  in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount:. The amount we will pay you on the call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.

If you purchase your notes at a premium to the face amount, the notes are not automatically called and the final underlier level is less than the trigger level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the face amount.

See “Additional Risk Factors Specific To Your Notes — Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” herein.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a statutory or regulatory change or an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract in respect of the underlier, as described under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. Pursuant to this approach, based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP is of the opinion that upon the taxable disposition of your notes, subject to the constructive ownership rules discussed in the accompanying product supplement under “Material U.S. Federal Income Tax Consequences — Section 1260”, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The U.S. Internal Revenue Service (the “IRS”) might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected. Because the underlier constitutes a “pass-thru entity” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) it is possible that all or a portion of your gain could be recharacterized as ordinary income and subject to an interest charge. You are urged to read “Material U.S. Federal Income Tax Consequences — Section 1260” in the accompanying product supplement.

A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. U.S. Department of the Treasury (the “Treasury”) regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the notes are not “delta-one” with respect to the underlier or any U.S. underlier stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlier, underlier stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlier, underlier stocks or the notes. If you enter, or have entered, into other transactions in respect of the underlier, underlier stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under the Foreign Account Tax Compliance Act (“FATCA”) generally apply to certain “withholdable payments” and will generally not apply to gross proceeds on a sale or disposition and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. We will not pay additional amounts with respect to such withholding taxes discussed above. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Subject to the paragraph above, you should read the discussion under “Material U.S. Federal Income Tax Consequences — Foreign Account Tax Compliance Act” in the accompanying product supplement and consult your tax advisor concerning the potential application of FATCA.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”.

Automatic call feature: if a redemption event occurs on the call observation date, then the notes will be automatically redeemed in whole and we will pay an amount in cash on the call payment date, for each $1,000 face amount of the notes, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount. Following an automatic call, no further payments will be made on the notes.

Redemption event: a redemption event will occur if the closing level of the underlier on the call observation date is equal to or greater than the initial underlier level.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●if the final underlier level is equal to or greater than the initial underlier level, the greater of (1) the threshold settlement amount and (2) the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;

●if the final underlier level is less than the initial underlier level but equal to or greater than the trigger level, $1,000; or

●if the final underlier level is less than the trigger level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return .

Initial underlier level: the closing level of the underlier on the trade date, subject to adjustments as described under “General Terms of the Notes — Antidilution Adjustments Affecting the ETF Underlier or an ETF Basket Underlier” in the accompanying product supplement

Final underlier level: the closing level of the underlier on the determination date, subject to adjustments as described under “General Terms of the Notes — Antidilution Adjustments Affecting the ETF Underlier or an ETF Basket Underlier”, “— Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Delisting, Discontinuance or Modification of the ETF Underlier or an ETF Basket Underlier” in the accompanying product supplement

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Call observation date (to be set on the trade date): expected to be between 12 to 14 months after the trade date, subject to adjustment as described under “General Terms of the Notes — Determination Date” and “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying product supplement, provided that with respect to adjustments occurring on the call observation date, references therein to “stated maturity date” and “determination date” shall instead refer to “call payment date” and “call observation date” respectively.

Call payment date (to be set on the trade date): expected to be the 2nd business day after the call observation date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided that with respect to adjustments occurring on the call payment date, references therein to “stated maturity date” and “determination date” shall instead refer to “call payment date” and “call observation date” respectively; provided, however, that if the call observation date is postponed as provided under “Call observation date” above, the call payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date.

Call premium amount (to be set on the trade date): expected to be between 9.03% to 10.59%. Therefore, the maximum payment you could receive on the call payment date will be between $1,090.30 to $1,105.90 if a redemption event occurs.

Threshold settlement amount (to be set on the trade date): expected to be between $1,180.60 to $1,211.80

Upside participation rate: 200.00%

Trigger level: 80.00% of the initial underlier level

Trade date: [ ], 2024

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth business day following the trade date

Determination date (to be set on the trade date): a specified date that is expected to be approximately 24 months after the trade date, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement.

Stated maturity date (to be set on the trade date): a specified date that is expected to be the second business day after the determination date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided, however, that if the determination date is postponed as provided under “Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

No interest: The offered notes will not bear interest.

No redemption: The offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: as described under “General Terms of the Notes — Trading Day” in the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate face amount of the notes specified on the front cover of the final pricing supplement. UBS Securities LLC proposes initially to offer the notes to certain unaffiliated securities dealers at the original issue price set forth on the cover page of this document, less a concession of 2.00% of the face amount. We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering.

We expect to deliver the notes against payment therefor in New York, New York on , 2024, which is expected to be the fifth business day following the date of the final pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors. The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Calculation agent: UBS Securities LLC

CUSIP no.: 90307DHJ4

ISIN no.: US90307DHJ46

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the underlier on the call observation date and final underlier levels on the determination date could have on the amount payable upon an automatic call or cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of closing levels of the underlier that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the term of your notes, and no one can predict what the closing level of the underlier will be on the call observation date or what the final underlier level will be on the determination date. The underlier has been volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the call payment date upon an automatic call or the stated maturity date, as the case may be. If you sell your notes in a secondary market prior to an automatic call or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to our pricing models) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations — The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value” herein. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Call premium amount	9.03% for the call observation date (the bottom of the range set forth herein)
Trigger level	80.00% of the initial underlier level
Threshold settlement amount	$1,180.60 (the bottom of the range set forth herein)
Upside participation rate	200.00%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled call observation date or the originally scheduled determination date.

No change in or affecting the underlier, any of the underlier constituents or the policies of the underlier’s investment adviser or the method by which the target index sponsor calculates the target index.

Notes are purchased on original issue date at the face amount and held to the stated maturity date or until automatically called on the call payment date.

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return or the call premium amount or the threshold settlement amount, each of which will affect the amount that we will pay on your notes, if any, upon an automatic call or at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the term of your notes, as well as the amount payable upon an automatic call or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere herein. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” herein. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this document and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier or underlier constituents.

Hypothetical Payment on the Call Payment Date

The example below shows the hypothetical payment that we would pay on the call payment date with respect to each $1,000.00 face amount of the notes if the closing level of the underlier on the call observation date is equal to or greater than the initial underlier level.

If your notes are automatically called on the call observation date (i.e., on the call observation date the closing level of the underlier is equal to or greater than the initial underlier level), the amount that we would pay for each $1,000.00 face amount of your notes on the call payment date would be the sum of $1,000.00 plus the product of the call premium amount times $1,000.00. If, for example, the closing level of the underlier on the call observation date were determined to be 115.000% of the initial underlier level, your notes would be automatically called and the amount that we would pay on your notes on the call payment date would be 109.030% of the face amount of your notes or $1,090.30 for each $1,000.00 face amount of your notes.

Hypothetical Cash Settlement Amount

If the notes are not automatically called on the call observation date (i.e., on the call observation date the closing level of the underlier is less than the initial underlier level), the cash settlement amount we would pay for each $1,000.00 face amount of your notes will depend on the performance of the underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on the call observation date and reflects hypothetical cash settlement amount that you could receive at maturity.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would pay for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	200.000%
140.000%	180.000%
130.000%	160.000%
120.000%	140.000%
110.000%	120.000%
109.030%	118.060%
109.000%	118.060%
106.000%	118.060%
103.000%	118.060%
100.000%	118.060%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	100.000%
79.999%	79.999%
70.000%	70.000%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on the call observation date and the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The amounts payable on the notes upon an automatic call or the cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier that may not be achieved on the call observation date or on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments upon an automatic call or the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments upon an automatic call or the hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes – Risks Relating to Characteristics of the Underlier – Market Risk” and “ –Risks Relating to Return Characteristics – If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” herein.

We cannot predict the actual closing level of the underlier on the call observation date, the final underlier level on the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, on the call payment date or at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, the call premium amount and the threshold settlement amount, which we will set on the trade date, and the actual closing level of the underlier on the call observation date and final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the call payment date or the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated May 27, 2022, and “Risk Factors” in the accompanying product supplement, dated May 31, 2022. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated May 27, 2022, as supplemented by the accompanying index supplement, dated May 27, 2022 and the accompanying product supplement, dated May 31, 2022, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier or the underlier constituents to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to Return Characteristics

You May Lose Your Entire Investment In The Notes

You can lose your entire investment in the notes. If the notes are not automatically called, the cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level on the determination date. If the notes are not automatically called and the final underlier level is less than the trigger level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (a) $1,000 times (b) the underlier return. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose 1% of the face amount of your notes for every 1% negative underlier return.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Return on the Notes May Change Significantly Despite Only a Small Difference in Performance of the Underlier

If the notes are not automatically called, your return on the notes may change significantly despite only a small percentage change in the underlier return. For example, if the final underlier level is equal to the trigger level, you would receive a positive return on your notes, whereas a decline in the level of the underlier to a final underlier level that is only slightly lower than the trigger level would instead result in a percentage loss of the face amount of your notes equal to the underlier return. The return on an investment in the notes in these two scenarios is significantly different despite only a small relative difference in performance of the underlier.

The Amount You Will Receive on the Call Payment Date Will Be Capped

Regardless of the closing level of the underlier on the call observation date, the amount in cash you may receive on the call payment date is capped. Even if the closing level of the underlier on the call observation date exceeds the initial underlier level, causing the notes to be automatically called, the amount in cash payable on the call payment date will be capped, and you will not benefit from any increases in the closing level of the underlier above the initial underlier level on the call observation date. If your notes are automatically called on the call observation date, the maximum return you will receive for each $1,000 face amount of your notes will be equal to the call premium amount.

The Ability To Receive The Call Premium Amount Or The Cash Settlement Amount Applies Only On The Call Payment Date Or The Stated Maturity Date

You should be willing to hold your notes to an automatic call or the stated maturity date. If you are able to sell your notes prior to an automatic call or the stated maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the call premium amount or cash settlement amount and any return on the notes may be less than such call premium amount or cash settlement amount, even if the amount you receive is greater than the face amount. You can receive the full benefit of the call premium amount or the threshold settlement amount and upside participation rate only if you hold your notes to an automatic call or the maturity date, as applicable, and the closing level of the underlier on the call observation date or the determination date, as the case may be, is equal to or greater than the initial underlier level.

Additionally, if you are able to sell your notes prior to an automatic call or the stated maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlier at such time is equal to or greater than the initial underlier level.

Your Notes Are Subject To Early Redemption

We will automatically redeem all, but not part, of your notes on the call payment date if the closing level of the underlier on the call observation date is equal to or greater than the initial level. Therefore, the term for your notes may be reduced to as short as approximately 12 to 14 months after the trade date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable upon an automatic call or the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Call Observation Date or the Determination Date

The amount you will receive on the call payment date, if any, will be paid only if the closing level of the underlier on the call observation date is equal to or greater than the initial underlier level. Therefore, the closing level of the underlier on dates other than the call observation date will have no effect on any amount paid in respect of your notes on the call payment date. In addition, if the notes are not automatically called, the final underlier level will be based on the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Delisting, Discontinuance or Modification of the ETF Underlier or an ETF Basket Underlier” in the accompanying product supplement. Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the call payment date, stated maturity date or at other times during the term of your notes may be higher than the closing level of the underlier on the call observation date or the final underlier level on the determination date, you will not benefit from the closing level of the underlier at any time other than on the call observation date or the determination date, as the case may be.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Underlier Stock

Investing in your notes will not make you a holder of any shares of the underlier or any underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the shares of the underlier or the underlier stocks or any other rights with respect to the shares of the underlier or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or underlier stocks.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Neither the payment upon an automatic call nor the cash settlement amount will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the call payment date upon an automatic call or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the call payment date upon an automatic call or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If you purchase your notes at a premium to the face amount, the notes are not automatically called and the final underlier level is less than the trigger level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the face amount.

Lastly, the impact of the threshold settlement amount on the return on your investment will depend on the price you pay for your notes relative to the face amount. For example, if you purchase your notes at a premium to face amount, the threshold settlement amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Risks Relating to Characteristics of the Underlier

Market Risk

The return on the notes is directly linked to the performance of the underlier and indirectly linked to the value of the underlier constituents, and the extent to which the underlier return is positive or negative. The levels of the underlier can rise or fall sharply due to factors specific to the underlier constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment.

Changes Affecting the Underlier or The Target Index Could Have An Adverse Effect On the Value of the Notes and the Amount You Will Receive Upon an Automatic Call or at the Maturity of Your Notes

The underlier’s investment adviser, BlackRock Fund Advisors, may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier’s investment adviser concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of the underlier constituents and the manner in which changes affecting the target index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, any amount payable on your notes on the call settlement or the stated maturity date, as applicable. Any amount payable on your notes and their market value could also be affected if the underlier’s investment adviser changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the underlier’s investment adviser discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

In addition, the policies of MSCI, the target index sponsor, concerning additions, deletions and substitutions of the stocks comprising the target index and the manner in which the target index sponsor takes account of certain changes affecting those stocks may adversely affect the level of the target index. The policies of the target index sponsor with respect to the calculation of the target index could also adversely affect the level of the underlier. The target index sponsor may discontinue or suspend calculation or dissemination of the target index. Any such actions could have an adverse effect on the value of, and any amount payable on, the notes.

UBS Cannot Control Actions By the Underlier’s Investment Adviser or the Target Index Sponsor, and the Underlier’s Investment Adviser and the Target Index Sponsor Have No Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with the underlier’s investment adviser or the target index sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the target index or the calculation of the net asset value of the underlier. The underlier’s investment adviser and the target index sponsor are not involved in the notes offering in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of, or any amount payable on, the notes.

The Underlier and The Target Index are Different and the Performance of the Underlier May Not Correlate with the Performance of the Target Index

The underlier uses a representative sampling strategy (more fully described under “The Underlier”) to attempt to track the performance of the target index. The underlier may not hold all or substantially all of the equity securities included in the target index and may hold securities or assets not included in the target index. Therefore, while the performance of the underlier is generally linked to the performance of the target index, the performance of the underlier is also linked in part to shares of equity securities not included in the target index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier’s investment adviser.

Imperfect correlation between the underlier stocks and those in the target index, rounding of prices, changes to the target index and regulatory requirements may cause tracking error and, therefore, the divergence of the underlier’s performance from that of the target index.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the target index and this may increase the tracking error of the underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and the target index. Finally, because the shares of the underlier are traded on the NYSE Arca, Inc. (“NYSE Arca”) and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the target index. Consequently, the return on the notes will not be the same as investing directly in the underlier, the underlier constituents or the stocks of the target index, and will not be the same as investing in a debt security with a cash settlement amount linked directly to the performance of the target index.

There Are Risks Associated with the Underlier

Although the underlier’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the investment strategy of the underlier’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier’s investment adviser may select up to 10% of the underlier’s assets to be invested in shares of equity securities that are not included in the target index. The underlier is also not actively managed and may be affected by a general decline in market segments relating to the target index. The underlier’s investment adviser invests in securities included in, or representative of, the target index regardless of their investment merits. The underlier’s investment adviser does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositaries. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, under continuous listing standards adopted by the NYSE Arca, the underlier will be required to confirm on an ongoing basis that the components of the target index satisfy the applicable listing requirements. In the event that its target index does not comply with the applicable listing requirements, the underlier would be required to rectify such non-compliance by requesting that the target index sponsor modify such target index, adopting a new target index or obtaining relief from the SEC. There can be no assurance that the target index sponsor would so modify the target index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the underlier being delisted by the NYSE Arca.

The Notes Are Subject to Currency Exchange Rate Risk

The underlier invests in underlier constituents that are traded and quoted in non-U.S. currencies in non-U.S. markets and converted into U.S. dollars by the underlier’s investment adviser for purposes of calculating the closing level of the underlier. Therefore, holders of the notes will be exposed to currency exchange rate risk with respect to the currencies in which such underlier constituents trade. The values of the currencies of the countries in which the underlier may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlier constituent in the portfolio of the underlier. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlier constituents will be adversely affected and the value of, and any amount payable on, the notes may decrease.

The Notes are Subject to Non-U.S. Securities Market Risk

The notes are linked to shares of an underlier that has non-U.S. securities as underlier constituents and, therefore, are subject to risks associated with non-U.S. securities markets. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks.

Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges.

Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Notes are Subject to Emerging Markets Risk

The notes are linked to shares of an underlier that has emerging markets securities as underlier constituents and, therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the notes are susceptible.

Additionally, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, the target index sponsor publicly announced that it removed the equity securities of a small number of companies from the target index and the underlier’s investment adviser also publicly announced that it removed affected stocks from the underlier. If the issuer of any existing underlier constituent is in the future designated as such a prohibited company, the value of such underlier constituent may be adversely affected, perhaps significantly, which would adversely affect the performance of the target index and the underlier. In addition, under these circumstances, the target index sponsor and the underlier’s investment adviser have publicly announced that they intend to remove such underlying constituent from the target index and underlier, respectively. Any changes to the composition of the target index or the underlier in response to the executive orders described above could adversely affect the performance of the underlier and, therefore, the market value of, and return on, the notes.

Estimated Value Considerations

The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value

The issue price you pay for the notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the underlier, the volatility of the underlier, any expected dividends on the underlier or the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date will be less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From
the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “—Risks Relating to Characteristics of the Underlier — Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial
Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only upon an automatic call or at maturity of the notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to an automatic call or maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information — Key Terms — Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the underlier; the volatility of the underlier; the dividend rate paid on the underlier or the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the original issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

If the Level of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the level of the underlier may not result in a comparable change in the market value of your notes. This is because the amount payable upon an automatic call will be based on the closing level of the underlier on the call observation date and the cash settlement amount at maturity will be based on the final underlier level. If the notes are not subject to an automatic call, the underlier return is negative and the final underlier level is less than the trigger level, you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “Risk Factors— Risks Relating to Liquidity and Secondary Market Issues —The market value of the notes may be influenced by unpredictable factors” in the accompanying product supplement.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

Risks Relating to Hedging Activities and Conflicts of Interest

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the underlier or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the notes are subject to an automatic call based on the closing level of the underlier on the call observation date and the underlier return and the cash settlement amount, if any, based on the closing level of the underlier on the determination date. The calculation agent can postpone the determination of the closing level of the underlier on the call observation date or the final underlier level on the determination date if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the notes, including the upside participation rate, the call premium amount, threshold settlement amount and the trigger level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

Risks Relating to General Credit Characteristics

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

The Notes Are Not Bank Deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS Experiences Financial Difficulties, FINMA Has the Power to Open Restructuring or Liquidation Proceedings in Respect of, and/or Impose Protective Measures in Relation to, UBS, Which Proceedings or Measures May Have a Material Adverse Effect on the Terms and Market Value of the Notes and/or the Ability of UBS to Make Payments Thereunder

The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the notes. Prior to any debt-to-equity swap or write-off with respect to any notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the notes, the price or value of their investment in the notes and/or the ability of UBS to satisfy its obligations under the notes and could lead to holders losing some or all of their investment in the notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

Uncertain Tax Treatment

Significant aspects of the tax treatment of the notes are uncertain. There are no statutory provisions, regulations, published rulings, judicial decisions or administrative determinations addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as pre-paid derivative contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

General Risk Factors

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

THE UNDERLIER

We have derived all information contained herein regarding the underlier from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment adviser of the underlier. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the underlier.

The underlier is one of the separate investment portfolios that constitute the iShares Trust. The underlier seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Emerging Markets Index (the “target index”). The underlier will generally invest at least 90% of its assets in the securities of the target index and in American Depositary Receipts or Global Depositary Receipts based on securities of the target index. The underlier may invest the remainder of its assets in other securities, including securities not in the target index, but which BFA believes will help the underlier track the target index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its target index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the underlier. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the target index that collectively has an investment profile similar to the target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the target index. The underlier may or may not hold all of the securities that are included in the target index.

Notwithstanding the underlier’s investment objective, the return on your notes will not reflect any dividends paid on the shares of the underlier, on the securities purchased by the underlier or on the securities that comprise the target index.

The target index is a theoretical financial calculation while the underlier is an actual investment portfolio. The performance of the underlier and the target index may vary due to transaction costs, foreign currency valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the underlier’s portfolio and the target index resulting from legal restrictions (such as diversification requirements that apply to the underlier but not to the target index) or the use of representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The underlier, using representative sampling, can be expected to have a greater tracking error than an ETF using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its target index in approximately the same proportions as in the target index.

The underlier will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the underlier will concentrate its investments to approximately the same extent that the target index concentrates in the stocks of such particular industry or group of industries.

Select information regarding top constituents and industry and/or sector weightings may be made available by BFA on its website.

The Target Index

The MSCI Emerging Markets Index (the “target index”) is designed to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this document: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The constituent stocks of the target index are derived from the constituent stocks in the 24 MSCI standard single country indices for the emerging market countries listed above. The target index has a base date of December 31, 1987.

As described more fully in the accompanying index supplement under “Non-U.S. Indices — MSCI® Emerging Markets IndexSM”, the MSCI® Emerging Markets IndexSM was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the target index at any time. The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

Calculation Methodology for the Target Index

The performance of the target index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Net Daily Total Return Methodology

The target index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the target index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

For more information regarding the target index see “MSCI Indices – MSCI Emerging Markets Index” in the accompanying index supplement.

The underlier prospectus is available on underlier’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the underlier prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the underlier prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The underlier’s website is ishares.com/us/products/239637/ishares-msci-emerging-markets-etf. Shares of the underlier are listed on the NYSE Arca under ticker symbol “EEM.” We are not incorporating by reference the website or any material it includes in this document.

Information filed by iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the underlier from January 1, 2014 through April 24, 2024, based on information reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The dotted line represents a hypothetical trigger level, which is equal to 80.00% of $40.61, which was the closing level of the underlier on April 24, 2024. The actual trigger level and initial level will be determined on the trade date. Past performance of the underlier is not indicative of the future performance of the underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document and any document incorporated herein by reference is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document and any document incorporated herein by reference is current only as of their respective dates.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Product Supplement dated May 31, 2022

Product Supplement Summary	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-17
Risk Factors	PS-32
General Terms of the Notes	PS-45
Use of Proceeds and Hedging	PS-62
Material U.S. Federal Income Tax Consequences	PS-63
ERISA Considerations	PS-70
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Index Supplement dated May 27, 2022

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSE® 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus dated May 27, 2022

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

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UBS AG

Autocallable iShares® MSCI Emerging Markets ETF-Linked Medium-Term Notes due

UBS Securities LLC